Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LEXICON PHARMACEUTICALS, INC.

LEXICON PHARMACEUTICALS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Section 242 of the DGCL:

FIRST:
That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted to amend the Corporation’s Amended and Restated Certificate of Incorporation by changing Section 4.01(a) of Article IV thereof so that, as amended, such Section shall be and read as follows:

“(a) The total number of shares of stock that the Corporation shall have the authority to issue is 230,000,000 shares of capital stock, consisting of (i) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 225,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”).
Effective as of 5:00 p.m. Eastern time on the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each seven (7) shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of the Corporation’s Common Stock; provided that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing price of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market on the last trading day before the date this Certificate of Amendment is filed with the Secretary of State of Delaware.”

SECOND:
That pursuant to a resolution of its Board of Directors, an annual meeting of the Corporation’s stockholders was duly called and held upon notice in accordance with the provisions of Section 222 of the DGCL, at which meeting the necessary number of shares as required by applicable law were voted in favor of such amendment.

THIRD:	That such amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Brian T. Crum, its Vice President and General Counsel and Secretary, this 20th day of May, 2015.

LEXICON PHARMACEUTICALS, INC.

By:	/s/ Brian T. Crum
Brian T. Crum
Secretary